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                         October 26, 2023

       Tanya Zharov
       General Counsel
       Alvotech
       1201 Wilson Blvd., Ste. 2130
       Arlington, Virginia 22209

                                                        Re: Alvotech
                                                            Registration
Statement on Form F-3
                                                            Filed October 20,
2023
                                                            File No. 333-275111

       Dear Tanya Zharov:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Tamika
Sheppard at 202-551-8346 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Life Sciences
       cc:                                              Nicolas H.R. Dumont